UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2025

Progyny, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39100	27-2220139
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1359 Broadway New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)
(212) 888-3124
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PGNY	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2025, Progyny, Inc. (the “Company”), as borrower, entered into a revolving credit facility (the “Facility”) pursuant to a Credit Agreement dated July 1, 2025 (the “Credit Agreement”) with the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, and swingline lender. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Agreement makes available to the Company a maximum aggregate amount of $200.0 million of revolving loan commitments, which may be drawn, subject to customary borrowing conditions, until maturity on July 1, 2030. Subject to certain conditions, the Company may at any time request one or more increases in the amount of the revolving loan commitments, up to an aggregate maximum additional amount set forth in the Credit Agreement. The revolving loan commitments were undrawn at closing.

The Company’s obligations under the Credit Agreement are unconditionally guaranteed by all domestic direct and indirect subsidiaries of the Company (the “Subsidiary Guarantors”), with customary exceptions. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, other than certain excluded assets.

Amounts borrowed under the Credit Agreement may be repaid or reborrowed at any time. Interest on the borrowings under the Credit Agreement accrues, at a variable rate, based on, at the Company’s option, (i) adjusted SOFR, or (ii) the alternate base rate, plus, in each case, an applicable margin determined by reference to the Company’s Total Leverage Ratio, as specified in the Credit Agreement, and will be due on each Interest Payment Date.

The Credit Agreement contains customary events of default, representations and warranties and covenants, including, among other things, covenants that restrict the ability of the Company and its subsidiaries to incur certain additional indebtedness; create or permit liens on assets; engage in mergers or consolidations; make certain payments or distributions in respect of junior and unsecured indebtedness, dividends or equity interest; make certain investments; dispose of certain assets; engage in sale and lease-back transactions; engage in certain transactions with affiliates; make certain modifications to the terms of junior and unsecured indebtedness, as well as negative pledge provisions, subject to customary exceptions, as well as customary financial covenants, including (i) a Total Leverage Ratio covenant, which requires that the Company, as of the last day of any Test Period, not permit the Total Leverage Ratio (measured net of unrestricted cash and cash equivalents of the Company and its restricted subsidiaries in excess of $75.0 million) to be greater than 3.50 to 1.00 and (ii) an Interest Coverage Ratio covenant, which requires that the Company, as of the last day of any Test Period, not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

The Facility enhances the Company’s operational and financial flexibility beyond its current ability to generate significant cash flow. While the revolving loan commitments are undrawn and the Company has no planned use for the Facility at this time, market conditions were favorable creating an opportune time for establishing the Facility.  The Company’s capital priorities, which include, the evaluation of stock repurchases, the expansion of its product portfolio, investments in new distribution channels for its services, and select acquisitions, remain unchanged.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition

On July 8, 2025, the Company issued a press release announcing its entry into the Facility and discussing the Company’s previously issued financial guidance for the three months ended June 30, 2025. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information furnished under this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement dated July 1, 2025 by and among Progyny, Inc., the Lenders and Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender

99.1	Press Release of Progyny, Inc. dated July 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progyny, Inc.

Date: July 8, 2025
	By:	/s/ Peter Anevski
Peter Anevski
Chief Executive Officer